10f-3 REPORT

				SMITH BARNEY MUNICIPAL HIGH INCOME FUND

				August 1, 2003 through January 31, 2004

												% of
			Trade									Issue
Issuer		Date		Selling Dealer	Amount	Price		(1)
California G.O.	10/30/2003	Bank of America	$2,000,000	$98.327	0.17%A
5.250% due 				Securities
11/1/29



California 		8/6/2003	UBS Financial	$5,000,000	$97.273	4.74%B
Infrastructure			Services
Bay Area Toll
5.000% due 7/1/33


(1) Represents purchases by all affiliated funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.


                A - Includes purchases of $1,000,000 by other affiliated mutual funds and discretionary accounts.
                B - Includes purchases of $50,000,000 by other affiliated mutual funds and discretionary accounts.